Exhibit 99.1
Keros Therapeutics Announces Participation at Goldman Sachs 47th Annual Global Healthcare Conference

LEXINGTON, Mass., June 1, 2026 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced that Keros’ President and Chief Executive Officer Jasbir S. Seehra, Ph.D., will participate in a fireside chat presentation at the Goldman Sachs 47th Annual Global Healthcare Conference on Monday, June 8, 2026 at 4:00 p.m. Eastern time.

A live audio webcast of the fireside chat presentation will be available at https://cc.webcasts.com/gold006/060826a_js/?entity=146_YVQJ8LJ and an archived replay will be accessible in the Investors section of the Keros website at https://ir.kerostx.com for up to 90 days following the conclusion of the event.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including skeletal muscle, bone, adipose, heart tissue and blood. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, rinvatercept, is being developed for the treatment of Duchenne muscular dystrophy and for the treatment of amyotrophic lateral sclerosis. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042